Targeted Medical Pharma, Inc. 8-K

EXHIBIT 10.26

Confidential Treatment Requested by Targeted Medical Pharma, Inc., IRS Employer Identification No. 20-5863618

***CONFIDENTIAL TREATMENT REQUESTED*** Note: Confidential treatment requested with respect to certain portions hereof denoted with “***”

PAC FULFILLMENT SERVICES AGREEMENT

This Agreement is made this 2nd day of October, 2008, by and between Targeted Medical Pharma,(“TMP”), and H. J. Harkins Co., Inc., dba Pharma Pac, a federally licensed drug re-packager headquartered at 513 Sandydale Drive, Nipomo, CA 93444 (“PAC”). Collectively TMP and PAC shall be referred to as “The Parties.”

WHEREAS, The Parties acknowledge and agree that the “Licensed Products” are the subject of the Patent Application Number 10,228,765, titled A Composition and Method to Augment and Sustain Neurotransmitter production, filed August 8, 2002 (the “Patent Application”); and subject to further patent applications pertaining to convenience packaged pharmaceuticals and proprietary claims processing systems, and

WHEREAS, TMP desires to enter into an agreement with PAC to provide Fulfillment Services for TMP’s products to TMP’s and/or PAC’s customers, and

WHEREAS, PAC desires to enter into an agreement with TMP to provide those services;

NOW THEREFORE, in consideration of the mutual promises herein contained, it is mutually agreed as follows:

1.	Description of “Fulfillment Services”:

a.	PAC will receive filled and labeled bottles and boxes of TMP’s medical food products into its facility and place them into its physical and electronic inventory.
b.	PAC will source, purchase, maintain an adequate inventory, and re-package generic medications in the sizes required by TMP’s specifications.
c.
PAC will combine one (1) bottle of medical foods with one (1) bottle of the PAC re-packaged generic medication and place each, along with the product insert for the medical food provided by TMP, into a box provided by TMP to create a “Convenience Pack”.

Confidential Treatment Requested by Targeted Medical Pharma, Inc., IRS Employer Identification No. 20-5863618

d.	PAC shall adhere a label to the Convenience Pack in compliance with all applicable regulatory guidelines.
e.	PAC will enter those completed Convenience Packs into PAC’s physical and electronic inventory.
f.
PAC will seek to obtain and/or retain wholesale drug licenses in all States where TMP desires to sell its products, as outlined in Appendix attached hereto. TMP agrees to provide thirty (30) days written notice to PAC of any and all states in which it wishes PAC to acquire and/or maintain licensure. If PAC is not licensed in a certain jurisdiction requested by TMP, PAC shall become licensed in such jurisdiction as soon as commercially possible.

g.	PAC will maintain all required state and federal licenses and comply with all GMP regulations required by the FDA and DEA for repackaging and re-labeling medications.
h.	PAC will create a “Pedigree”, as defined by the FDA, as required by applicable Federal and State laws for all Convenience Packs, and store those electronically.
i.
PAC will ship product as directed by TMP via common carrier and insured at the request of TMP if applicable. Any and all risks of transportation shall be the responsibility of TMP. PAC will bill TMP at the actual rates charged to it by the carrier.

j.	PAC will deliver a Pedigree to any of TMP’s accounts in those States where it is required.
k.	PAC will maintain any and all systems required to meet any applicable Federal and State laws, including the maintenance of each transaction for billing, recall, and lot number tracing.
l.	PAC will purchase, create and affix the labels and lot numbers to the Convenience Pack box.
m.	PAC will provide the bulk shipping boxes to pack the Convenience Packs.
n.
TMP shall deliver with each new order all requisite information for PAC to establish and account within its systems. This includes, but is not limited to DBA information and certificate address (failure to deliver could result in shipment delay).

o.
PAC will maintain a record of the DEA license, as required by applicable law. The DEA requires a validation of a DEA license before PAC can ship to a TMP fulfillment account. The shipment address MUST match exactly the address on the DEA certificate.

p.	PAC will provide a mechanism for any account to request for a package insert on any generics provided by PAC in the Convenience Packs.
q.	PAC will receive, fill, and ship orders from PAC, TMP and/or TMP’s customers for Convenience Packs.
r.
PAC will create a PAC invoice to each TMP fulfillment account with a “Ship- To” TMP account and “Bill-To” TMP Account C/O TMP (per example below). This supports TMP’s billing/collections and invoice financing agreement with each account. TMP confirms it has on file an executed billing/collections and invoice financing agreement on file for each TMP fulfillment account.

Confidential Treatment Requested by Targeted Medical Pharma, Inc., IRS Employer Identification No. 20-5863618

s.
TMP will provide PAC a work order for an assembly request. TMP will generate PO request form for purchases of generics. PAC will invoice TMP for generics and assembly cost based on each of PO completed.

t.
PAC will provide a daily production report based on work order, PAC will provide TMP weekly inventory report by lot numbers for medical foods and co-pack. PAC will also provide inventory of other raw materials, such as package inserts and co-pack boxes.

u.	PAC will also provide daily detail shipping report; packing slips includes customer ship- to address, product ID, quantity order, quantity shipped, lot numbers and shipping tracking information.

2.	Terms and Conditions of Fulfillment Services

a.	Minimum co-pack production size is six (6) packs per item per lot.
b.
Title of PAC’s generic product that is included in each Convenience Pack passes to TMP when the generic for the Convenience Pack is placed into the co-pack and invoiced to TMP as long as IMP pays the full amount of the invoice when due.

c.	In consideration for the Fulfillment Services provided by PAC. TMP shall pay PAC the following
i.	“Fulfillment Fee.” TMP herein agrees to pay PAC a *** Fulfillment Fee for each completed Convenience Pack produced by PAC.
ii.
“Medication Fee”. TMP shall pay PAC for the generic medication in each Convenience Pack per Exhibit “A”, Notwithstanding the foregoing, if PAC’s cost of the generic medication materially increases, then PAC shall have the right to increase the Medication Fee upon fourteen (14) days prior written notice and TMP agrees to pay the new Medication Fee without further amendment to this Agreement.

iii.	“Shipping Fee”. TMP shall pay PAC all shipment charges incurred by PAC to ship to TMP fulfillment accounts,
d.	If PAC uses TMP fulfillment inventory to ship to PAC accounts -the following will be reflected in PAC’s weekly billing to TMP.
i.
PAC order reference, product number and volume. PAC shall deduct from the amount owed by TMP, TMP’s cost of the medical food product. PAC will also be responsible for all shipping costs associated with PAC orders being fulfilled with ‘Th1P inventory.

e.
TMP agrees to pay PAC all amounts owed net thirty (30) days via check and or wire transfer. In addition to the invoice amount, a finance charge in the amount of *** per month, or the maximum allowed by law on all unpaid invoices past 30 days. Invoices will be presented to TMP by PAC weekly via mail or electronically and must include shipment tracking information.

Confidential Treatment Requested by Targeted Medical Pharma, Inc., IRS Employer Identification No. 20-5863618

f.
In the event of termination, TMP shall be invoiced the Fulfillment Fee, Medication Fee and Shipping Fee for all Convenience Packs still in PAC’s inventory which will be due and payable in net thirty (30) day terms.

3.
Hold Harmless. TMP holds PAC, its directors, officers, agents and employees harmless from any and all liability, claims, or actions, arising from PAC’s fulfillment of all terms and agreements set forth in this contract.

4.	Product Liability Insurance. TMP will maintain product liability insurance in the amount of $1 Million per occurrence and $ 2 Million cumulative and shall name PAC as an additional named insured.

5.
Term. The term of this Agreement shall commence upon execution of this Agreement by both parties and shall continue for two (2) year from said date, unless terminated earlier pursuant to the terms of this Agreement (the “Initial Term”).

6.
Additional Terms. At the end of the Initial Term and each Additional Term (as hereinafter defined), the Agreement shall automatically renew for a one (1) year term (each an “Additional Term”) unless terminated by either party by delivery to the other party of written notice at least ninety (90) days prior to the end of the Initial Term or any Additional Term. Each Additional Term shall be subject to the terms and conditions of this Agreement

7.
Co-operation. In the event of a product recall, either voluntary or mandatory, PAC hereby agrees to co-operate fully with, and reasonably assist TMP in, all of TMP’s actions in carrying out such recall, including, without limitation, assisting in tracing the recalled product(s). TMP agrees to reimburse PAC for PAC’s reasonable expenses in connection with any such recall.

8.
Complaints. Each party agrees to give the other party prompt (within three (3) business days) written notice of(i) any “serious adverse event” alleged to have resulted from the Licensed Products; (ii) any customer or third party complaints related to the use of the Licensed Products; and (iii) any threats to contact any federal or state agency, including, without limitation, the FDA or the FTC, related to the Licensed Products. Both parties hereto agree that it is the PAC’s and TMP’s joint responsibility to make sure, for each “serious adverse event,” that all the reporting necessary under FDA regulations is accomplished. As used in this Agreement, “serious adverse event” means any adverse experience occurring at any dose that results in any of the following outcomes: death, a life-threatening adverse experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect.

Confidential Treatment Requested by Targeted Medical Pharma, Inc., IRS Employer Identification No. 20-5863618

9.
Relationship of the Parties. Nothing herein contained shall be deemed to create between the parties the relationship of partners, employer/employee, joint ventures or any relationship other then that of TMP and PAC as independent contractors. PAC shall have no power to obligate, bind or otherwise create any duty upon TMP except as specifically and expressly herein provided, or that may be required by applicable law between a PAC and TMP.

10.
Defaults and Right to Cure. If either party to this Agreement shall violate any of its obligations or warranties under the terms of this Agreement, then the non-violating party shall have the right and option, but not the duty, to terminate this Agreement upon thirty (30) days prior written notice (the “Default Notice’’); but no neglect or failure to serve such notice shall be deemed to be a waiver of any breach of any covenant or stipulation under this Agreement. Such termination of the Agreement shall become effective unless the violations complained of shall be completely remedied to the reasonable satisfaction of the non-violating party within thirty (30) days after the date of the Default Notice or if such violation is not reasonably capable of cure within thirty (30) days, but the violating party commences to cure and diligently continues to cure without delay or interruption to cure until fully cured. If the violation complained of shall be of a kind that a remedy or cure cannot effectively restore the prior circumstances, the Default Notice shall state that the violation is not curable and this Agreement shall terminate on the date of the Default Notice. The termination of the Agreement shall be without prejudice to any rights that either party may otherwise have against the other party under this Agreement or under law.

11.
Bankruptcy or Insolvency.  If either party files a petition in bankruptcy electing Chapter 7 under the U.S. Bankruptcy Code, or is adjudicated a bankrupt (under Chapter 7), or if a petition in bankruptcy is filed against either party which is not discharged within thirty (30) days or if either party shall become insolvent or shall make or agree to make an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or if either party discontinues business, or if a receiver shall be appointed for either party, this Agreement shall automatically terminate immediately, without the necessity of any notice whatsoever. If the Agreement is so terminated, the bankrupt party or its receivers, representatives, trustees, agents, administrators, successors or assigns shall have no right to sell, exploit or in any way deal with any Licensed Products or the Patent Application, except with and under the special written consent and instructions of the other party that they shall be obligated to follow.

12.
Indemnification. An indemnified party under this Agreement shall promptly (within three business days) give written notice to the indemnifying party after obtaining knowledge of any third party claim or litigation against the indemnified party as to which recovery may be sought against the indemnifying party, specifying in reasonable detail the claim or litigation and the basis for indemnification. The indemnified party shall permit the indemnifying party to assume the defense of any such claim or litigation,

Confidential Treatment Requested by Targeted Medical Pharma, Inc., IRS Employer Identification No. 20-5863618

13.
Termination, Cancellation or Expiration. Either party may terminate this Agreement upon ninety (90) days written notice. Upon and after the expiration, cancellation or termination of the Agreement for cause, as elucidated below, all rights granted to PAC under this Agreement shall forthwith revert to IMP unless otherwise agreed by the parties.

14.
Notices. All notices to be given hereunder shall be in writing and all notices and other material to be sent by either party to the other shall be addressed to the respective addresses of the parties as follows:

TMP:	Kim Giffoni, COO Targeted Medical Foods 2980 Beverly Glen Circle, Suite 301 Los Angeles, California 90077
PAC:	Attn: Charles Smith, President H,J. Harkins Co., Inc., dba Pharma Pac 513 Sandydale Drive Nipomo, CA 93444

All demands, notices and other communications to be given hereunder, if any, shall be in writing and shall be deemed duly given on the date of service if personally delivered or on the date of receipt if sent by fax, electronic email, or nationally-recognized courier service Of registered or certified United States mail, return receipt requested, postage prepaid, and addressed to the respective party at the address set forth above.

15.
Applicable Law. The validity of this Agreement and the interpretation and performance of all of its terms and conditions shall be governed by the substantive and procedural laws of the State of California. Each party expressly submits and consents to exclusive personal jurisdiction and venue in the courts of Los Angeles, California.

16.
Waiver. None of the terms of this Agreement can be waived or modified except by an express agreement in writing signed by the parties. There are no representations, promises, warranties, covenants or undertakings other than those contained in this Agreement, which represents the entire understanding of the parties. The failure of either party hereto to enforce, or the delay by earlier party in enforcing, any of its rights under this Agreement shall not be deemed as constituting a waiver or a modification thereof and either party may, within the time provided by applicable law, commence appropriate proceedings to enforce any or all of such rights. No person, firm, group or corporation other than PAC and TMP shall be deemed to have acquired any rights by reason of anything contained in this Agreement.

17.
Entire Agreement. This Agreement and the Confidentiality Agreement between TMP and PAC constitute the only agreements between the parties regarding the matters set forth herein or therein. This Agreement may only be modified in writing executed by both parties. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable in any manner, the remaining provisions of this Agreement shall nonetheless continue in full force and effect without being impaired or invalidated in any way. In addition, if any provision of this Agreement may be modified by a court of competent jurisdiction such that it may be enforced, then said provision shall be so modified and as modified shall be fully enforced.

Confidential Treatment Requested by Targeted Medical Pharma, Inc., IRS Employer Identification No. 20-5863618

18.
Prevailing Party. If a Party prevails against the other Party in litigation regarding any claim arising from this Agreement, then the non-prevailing Party shall reimburse the prevailing Party for all costs, expenses, and attorneys’ fees reasonably incurred by the prevailing party regarding such claim.

19.	Compliance With Applicable Laws. Each party shall abide by all applicable statues, laws, regulation, rules, policies, standards, guidelines and procedures currently in effect or hereinafter enacted.

20.
Severability. If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of this Agreement shall remain fully enforceable. To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable.

21.
Force Majeure PAC will not be penalized or held liable if it is-prevented from performing on this Agreement by acts of God, public enemy, terrorists, epidemics, riots, strikes, insurrections, labor disputes, fires, or other disasters, applicable government regulations, failure or delay in transportation, or accidents, in which case, PAC may postpone or delay shipment by proper written notice to TMP. Such interruptions, if any, shall not invalidate the remainder of this Agreement; and, upon the end of the cause of interruption of delivery, total fulfillment shall promptly be resumed to the extent practicable.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year first above written.

Targeted Medical Pharma

By: /s/ Kim Giffoni
Kim Giffoni, COO

H.J. Harkins Co., Inc., dbs Pharma Pac

By: /s/ Charles Smith
Charles Smith, President

Confidential Treatment Requested by Targeted Medical Pharma, Inc., IRS Employer Identification No. 20-5863618

Exhibit “A”
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